EXHIBIT 99.1

May 12, 2010

A Message from the Chairman's Desk

As you know, in April 2010 we filed a Form S-3/A with the Securities and Exchange Commission announcing that from time-to-time our company may offer to sell securities with an aggregate offering price of up to $75 million. On May 3rd our Board of Directors (the Board) approved an offer from investors that was introduced to us by our investment banking firm, Roth Capital.

Acceptance of this offer, (which can be viewed at www.oxybiomed.com/n_news.htm) was made after much research and deliberation led us to believe it was in the best interest of the company and, therefore, shareholders. The offering netted approximately $4.5 million for us to use to further our clinical trials and efforts to obtain regulatory approval of Oxycyte™, to develop other product candidates, to support manufacturing and distribution capabilities for Dermacyte™ Oxygen Concentrate, for research and development, and for general corporate purposes, including working capital and potential acquisitions. This leaves an additional $70 million available on the Form S-3/A for future offering(s) if the market is amendable and it becomes necessary for our continued success.

The Board's rationale for this offering was as follows:

  It provided a cash infusion necessary to execute the current business plan.
  New institutional investors diversify our shareholder base, which could be of benefit to our shareholders. We believe a diversified shareholder base may lead to more stable stock prices and trading volumes.
  The affect on dilution was at an acceptable level.
  It was in the best long-term interest of the company.

When we made this decision, we knew that it was likely that the stock price would be impacted downward. However, we believed that further funding our programs in order to move them closer to commercialization was worth what we hope is a short-term impact on the stock price.

The registered direct funding also came on the heels of an amended agreement (which can be viewed at www.oxybiomed.com/investors.htm, click on "SEC Filing") with the Vatea Fund that resulted in our receiving $500,000 payment on April 30 and a commitment from Vatea to invest another $500,000 on May 30th. This amendment leaves another $3.5M in time-triggered funding, plus $4.5M in milestone based funding from Vatea available to the company.

With our goal of maintaining a solid financial footing, we are working diligently to move our programs forward. A company that is well capitalized can do this more aggressively. We believe that cash at hand is vital key to accomplishing our ambitious plans.

Sincerely,

Chris Stern

Chairman & CEO

Forward-Looking Statement - Not an Offer

This message statement is for informational purposes only and is not an offer to sell or a solicitation of an offer to buy any securities of the company. Certain statements in this message statement and other written or oral statements made by or on behalf of the company are "forward looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company's services and projects and the Company's continued access to capital and other risks and uncertainties as described in our filings with the Securities and Exchange

Commission, including in the current report on Form 8-K on May 4, 2010. The actual results the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements, and the Company assumes no obligation to update the information in this message statement.